Exhibit 99.1

Victory Capital Reports April 2022 Assets Under Management

SAN ANTONIO, Texas--(BUSINESS WIRE)--May 11, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $166.0 billion as of April 30, 2022.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	April 30, 2022	March 31, 2022
Solutions	$54,181	$58,656
Fixed Income	31,088	33,071
U.S. Mid Cap Equity	29,119	30,543
U.S. Small Cap Equity	16,285	18,489
U.S. Large Cap Equity	13,152	14,548
Global / Non-U.S. Equity	14,480	15,654
Alternative Investments	4,582	4,025
Total Long-Term Assets	$162,887	$174,985

Money Market / Short Term Assets	3,098	3,113
Total Assets Under Management	$165,985	$178,098

By Vehicle
Mutual Funds[2]	$110,039	$118,119
Separate Accounts and Other Pooled Vehicles[3]	50,837	54,733
ETFs[4]	5,109	5,246
Total Assets Under Management	$165,985	$178,098
[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $166.0 billion in assets under management as of April 30, 2022. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com